EXHIBIT 99.1

Media Contact:	Investor Contact:
Christopher Walker	Karen Wentworth
USinternetworking, Inc.	USinternetworking, Inc.
410.897.3560	410.897.4495
christopher.walker@usi.net	karen.wentworth@usi.net

Bain Capital Affiliate Signs Agreement To Invest Over $100 Million in USi

Company Reaches Agreement With A Majority of Its Creditors; Restructuring to Be
Expedited Through Chapter 11 Reorganization; No Impact on Operations Expected

Annapolis, Maryland, January 7, 2002 – USinternetworking, Inc. (USi, Nasdaq: USIX), the leading Application Service Provider (ASP), today announced the signing of a definitive agreement under which USi Holdings, an investment affiliate of Bain Capital Partners, LLC, will invest up to $106 million in USi. The investment is subject to court confirmation of a pre-agreed reorganization plan as well as other normal closing conditions.

     In conjunction with the agreement and in an effort to speed the implementation of the restructuring, USi, with the support of creditors, today filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, as part of a pre-negotiated plan to eliminate a substantial amount of the Company’s debt. The majority of the Company’s lessors, including its largest, endorsed the plan in the form of signed support letters. The Company also received signed support letters from an ad hoc committee holding a majority of the Company’s convertible debt. Based upon the consensus reached with creditors, the Company expects to emerge from court protection in the Spring of 2002.

     Andrew A. Stern, CEO of USi, said that the restructuring process should have no impact on the company’s ability to fulfill its obligations to customers or employees. “During the restructuring period, USi’s operations will proceed as usual and the company will continue to provide the high-quality service that our customers have come to expect. USi’s cash on hand should be more than adequate to fund operations during this time.”

     Under terms of the agreement, an affiliate of Bain Capital Partners will initially invest $81 million in USi, with an additional $25 million to be invested upon the achievement of certain business milestones. USi said the investment would significantly strengthen the Company’s balance sheet, enabling USi to successfully execute its business plan and meet its growth targets. Bain Capital Partners is the private equity affiliate of Bain Capital, LLC, a global investment firm with more than $12 billion in assets under management. When completed, Bain will own all of the equity in USi.

     “Over the past year, we have made excellent progress in improving and strengthening the operational side of the business,” added Stern. “We have a strong business model, a large base of satisfied customers, and a team of committed employees. And I believe that USi will emerge from the reorganization plan a much stronger company.”

     “We are excited by the prospect of investing in the leader of the emerging ASP market to support its growth and operational plans,” said Andrew Balson, Managing Director at Bain Capital Partners. “We have been extremely impressed by USi’s talented management team and its work to create a restructuring plan to restore financial stability and create an appropriate capital structure to fund the Company’s growth. With the support USi has obtained from creditors, Chapter 11 should provide the quickest and most reliable route to implement the restructuring.”

     USinternetworking, Inc. filed its petition for reorganization in the U.S. Bankruptcy Court for the District of Maryland in Baltimore.

About USinternetworking, Inc.
USinternetworking Inc. (Nasdaq: USIX), the leading Application Service Provider, delivers enterprise and e-commerce software as a service. The company’s iMAP portfolio of service offerings delivers the functionality of leading software from Ariba, BroadVision, Lawson, Microsoft, Oracle, PeopleSoft, and Siebel as a continuously supported, flat-rate monthly service via an advanced, secure global data center network. Additionally, USi’s AppHost managed application hosting services provide the most advanced solutions for enterprises, software companies, marketplaces, public sector clients and system integrators that are seeking a better way to deliver solutions over the Internet to their customers and end users. For more information, visit www.usi.com.

Internet Managed Application Provider, iMAP, AppHost, PriorityPeering, USiGSP, USiSAN USiAccelerate, and Making Software Simple are service marks of USinternetworking, Inc. All other trademarks are the property of their respective owners. USi strategic partners and providers are publicly traded on Nasdaq under the symbols: ARBA, BVSN, CSCO, MSFT, ORCL, PSFT and SEBL.

About Bain Capital Partners, LLC
Bain Capital Partners is the private equity affiliate of Bain Capital, LLC, a global investment firm that owns private equity, venture capital, fixed income and public market fund advisors with over $12 billion in assets under management. Through its seven funds, Bain Capital Partners has made private equity investments and add-on acquisitions in over 225 companies in a variety of industries, including technology and communications, healthcare, consumer goods and industrial products. Bain Capital Partners works with exceptional management teams in order to build long-term value in its portfolio companies. Headquartered in Boston, Bain Capital has offices in New York, San Francisco, London, and Munich. For more information, please visit http://www.baincapital.com

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to USinternetworking Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed on the Company’s Form 10-K filed with the SEC on April 2, 2001, the Company’s Form 10-Q filed with the SEC on November 14, 2001, and in our other reports filed from time to time with the SEC.